Exhibit 99.1

Contact:	Tripp Sullivan
SCR Partners
(615) 760-1104
IR@contactAAC.com

AAC Holdings, Inc. Plans for Growth with Lease Signing for New Headquarters

BRENTWOOD, Tenn. – (January 12, 2015) AAC Holdings, Inc. (NYSE: AAC), announced plans to support its next stage of growth with the signing by its wholly owned subsidiary American Addiction Centers, Inc. of a 102,000-square-foot, 10-year lease at 200 Powell Place in Brentwood, Tennessee for its new corporate headquarters and call center. The Company expects to begin transitioning from its current space in the third quarter of 2015 with a completed move anticipated by late third quarter 2015.

Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, noted, “We have been in the market for some time to secure enough space to accommodate our current growth pace as well as plan for what we are anticipating in the future. Maryland Farms is home for us, and the move down the street will ease our transition. We look forward to the much larger space to continue scaling our call center operations and expanding our training facilities as well as having the flexibility to quickly scale up operations to address new opportunities.”

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient substance abuse treatment services. We treat adults as well as adolescents who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We operate six substance abuse treatment facilities located throughout the United States, focused on delivering effective clinical care and treatment solutions.

Forward Looking Statements

This release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings’ possible or assumed future results of operations, including descriptions of AAC Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors; (iv) our failure to successfully achieve growth through acquisitions and de novo expansions; and (v) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s registration statement on Form S-1, as amended, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.